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                                                                     EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION

                       KEY CONSUMER ACCEPTANCE CORPORATION


1)       The name of the corporation is Key Consumer Acceptance Corporation.

2)       The address of its registered office in the State of Delaware is:
         Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3) The nature of the business or purposes to be conducted or promoted by the Corporation is to engage exclusively in the following business and financial activities:

         (a) to purchase or otherwise acquire from certain direct and indirect subsidiaries of KeyCorp (collectively, the "AFFILIATE SELLERS") or trusts formed by one or more Affiliate Seller (the "AFFILIATE TRUSTS"), and to hold, sell, transfer or pledge or otherwise exercise ownership rights with respect to
                  (i) motor vehicle retail installment sale contracts and motor vehicle loans and leases, whether such contracts, and loans or leases constitute accounts, chattel paper, instruments or general intangibles, and including rights to payment of any interest, finance charges or fees and any other rights with respect thereto (the "RECEIVABLES"), (ii) security interests in the vehicles financed by the Receivables (the "FINANCED VEHICLES") and any accessions thereto; (iii) the rights to proceeds with respect to the Receivables from claims on certain insurance policies covering the Financed Vehicles and any rights of an Affiliate Seller or Affiliate Trust in any rebates of premiums and other amounts relating to certain insurance policies and other items financed under the Receivables; (iv) any property that shall have secured a Receivable; (v) any rights of an Affiliate Seller with respect to any agreement under which such Affiliate Seller has acquired Receivables originated by or through a motor vehicle dealer; (vi) any rights of an Affiliate Seller or Affiliate Trust in any documents or instruments relating to the Receivables; and (vii) any and all proceeds of the foregoing (the property described in clauses (ii) through (vii) above being called "RELATED ASSETS");

         (b) to enter into any agreement providing for the sale, transfer or pledge of the Receivables and Related Assets and to issue and sell one or more series of bonds, notes, certificates or other securities secured primarily by or evidencing beneficial ownership interests in the Receivables and Related Assets;

         (c) to use the proceeds of the sale of bonds, notes, certificates or other securities or the proceeds of the sale of the Receivables and Related Assets to acquire Receivables and Related Assets;


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         (d)      to act as settlor or depositor of trusts or other entities (a
                  "TRUST") formed to issue bonds, notes, certificates or other securities secured by or evidencing beneficial ownership interests in the Receivables and Related Assets;

         (e) to acquire, own, hold, transfer, assign, pledge and otherwise deal with bonds, notes, certificates and other securities issued by a Trust or pursuant to an indenture or similar agreement to which such a Trust is a party;

         (f) for federal, state or local tax purposes, to serve as general partner of any Trust;

         (g) to enter into any agreement relating to any Receivables or Related Assets that provides for the administration, service and collection of amounts due on such Receivables and Related Assets;

         (h) to establish any reserve account, spread account or other credit enhancement for the benefit of any bond, note, certificate or other security issued by any Trust or under any related indenture and to otherwise invest any proceeds from Receivables and Related Assets and any other income as determined by the Company's board of directors;

         (i)      to issue capital stock as provided for herein; and

         (j) to engage in any lawful act or activity and to exercise any powers permitted to corporations organized under the General Corporation Law of the State of Delaware that are incidental to and necessary, suitable or convenient for the accomplishment of the purposes specified in CLAUSES (a) through

         (i)      above.

4) The total number of shares of stock which the corporation shall have authority to issue is One Thousand Five Hundred (1500) common shares; all of such shares shall be without par value.

5) The name of and mailing address of the sole incorporator is: J. M. Golem, KeyCorp, 127 Public Square, 2nd Floor, Cleveland, Ohio 44114-1306.

         THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purposes of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 12th day of September 1996.


                                             /s/ J.M. Golem
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                                                       J. M. Golem
                                                       Sole Incorporator

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